EXHIBIT 99.2

The following form of e-mail is being sent to certain shareholders via the Internet and employee-shareholders of the Registrant in connection with the Registrant’s 2008 Annual Meeting of Shareholders.

EMAIL TO SHAREHOLDERS AND EMPLOYEE SHAREHOLDERS OF AMERICAN EXPRESS COMPANY RECEIVING PROXY MATERIALS VIA THE INTERNET

Note: material within brackets indicates use of a hyperlink

From: SPECIMEN (mailto:id@ProxyVote.com)
Sent: (date)(time)
To: (name)
Subject: AMERICAN EXPRESS COMPANY Annual Meeting

Dear American Express Shareholder,

The 2008 Annual Meeting of Shareholders of American Express Company will be held in the 26th Floor Auditorium at the Company’s headquarters, 200 Vesey Street, New York, New York, on Monday, April 28, 2008, at 10:00 a.m. Eastern Time.

As a shareholder of American Express Company, you are entitled to vote the American Express Company shares held in your name, whether your shares are held:

•

directly in your name as the shareholder of record, which includes shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans; or

•	indirectly in the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

This e-mail represents all shares in the following account(s):

NAME

AMEX 401K

####
AMEX CANADIAN ISP
####
AMEX RESTRICTED
####
AMERICAN EXPRESS CO
####

To vote your proxy you will need to use your unique control number:

############

INTERNET VOTING

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

[http://www.proxyvote.com/#############]

For viewing purposes only, you may also access the American Express Company Annual Report and Proxy Statement on [http://www.ezodproxy.com/axp/2008/vote/]

Note: If your e-mail software supports it, you can simply click on the above links.

To access ProxyVote.com, you will need your four digit PIN:

•	If you are an employee of AMERICAN EXPRESS COMPANY, your PIN is the last four digits of your Social Security number.

•	If you are a stockholder who consented to receive proxy Materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

•	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com

TELEPHONE VOTING

If you are located in the United States or Canada you can vote your shares by calling 1-800-690-6903 (toll-free). You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

BEFORE YOU VOTE

Before voting, please review the Company’s 2007 Annual Report to Shareholders and the 2008 Proxy Statement which are available online on the Web sites specified above. Shareholders who would like to receive a printed copy of the Annual Report, the Proxy Statement or a copy of the the proxy card can send an email to the Secretary’s Office of American Express at john.nowak@aexp.com.

Please note: To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 23, 2008. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

All other shares may be voted through 11:59 p.m. Eastern Time on Sunday, April 27, 2008.

Your vote is important. We encourage you to vote promptly.

Thank you,

Stephen P. Norman

Secretary

American Express Company